FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 10, 2010
WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-11953	30-0513080

(Commission File Number)	(IRS Employer Identification No.)

4400 Post Oak Parkway, Suite 1000, Houston, Texas	77027

(Address of Principal Executive Offices)	(Zip Code)
(713) 403-8000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Agreement to Acquire InfrastruX
          On March 11, 2010, Willbros Group, Inc., a Delaware corporation (the “Company” or “Willbros”), Co Merger Sub I, Inc., a Washington corporation and a wholly-owned subsidiary of the Company (“Merger Sub I”), Ho Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and InfrastruX Group, Inc., a Washington corporation (“InfrastruX”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and conditions of the Merger Agreement, the Company will acquire InfrastruX by means of the following:
•	Merger Sub I will merge with and into InfrastruX, with InfrastruX as the surviving corporation (“Merger I”); and

•	immediately following Merger I, InfrastruX will merge with and into Merger Sub II, with Merger Sub II as the surviving entity (“Merger II” and, together with Merger I, the “Mergers”).
          Immediately prior to the effective time of the Mergers, each share of InfrastruX preferred stock will be converted into shares of InfrastruX common stock and at the effective time of the Mergers, each share of InfrastruX common stock will be converted into the right to receive merger consideration consisting of a combination of cash and Willbros common and (possibly) preferred stock. The shareholders of InfrastruX will initially receive in the aggregate approximately $120 million of stock consideration, representing 7,923,308 shares of Willbros common stock, and approximately $360 million in cash (less the amount of InfrastruX’s net debt at closing and subject to a working capital adjustment). Upon completion of the Mergers, InfrastruX’s shareholders will own approximately 17% of the total number of shares of Willbros common stock outstanding. InfrastruX shareholders who do not qualify as “Accredited Investors” will receive merger consideration consisting solely of cash.
          InfrastruX shareholders will also be eligible to receive earnout payments of up to $125 million if certain targets are met. The earnout payments begin when EBITDA for the InfrastruX business equals or exceeds:
•	$69.8 million in 2010;

•	$80 million in 2011; or

•	$175 million for 2010 and 2011 combined.
If earned, the earnout payments will be made in cash and, under certain circumstances, InfrastruX shareholders who qualify as Accredited Investors will receive non-convertible, non-voting preferred stock.

          The Merger Agreement contains customary representations, warranties, covenants and indemnities of the parties to the agreement. The completion of the Mergers is subject to the satisfaction or waiver of various customary closing conditions, including, among others, the receipt of required regulatory approvals and the approval for listing on the New York Stock Exchange of the shares of Willbros common stock to be issued to the InfrastruX shareholders.
          The Merger Agreement provides for customary termination rights of the parties to the agreement. The Merger Agreement also provides that, under specified circumstances following a termination of the agreement, the Company will be required to pay InfrastruX a termination fee of $25,625,000.
          A copy of the Merger Agreement is attached as Exhibit 2 hereto and is incorporated by reference into this Item 1.01 as though fully set forth herein.
          The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual or financial information about Willbros, InfrastruX or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Willbros, Merger Subs, InfrastruX or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the Mergers that will be contained in, or incorporated by reference into, the other filings that Willbros makes with the SEC.
Credit Facility Commitment Letter
          In connection with the Merger Agreement, on March 11, 2010, the Company entered into a commitment letter with Crédit Agricole Corporate and Investment Bank, UBS Securities LLC and UBS Loan Finance LLC for a new senior credit facility that would replace the Company’s existing credit facility. The commitment letter provides for a $475 million senior credit facility consisting of a four year, $300 million term loan facility that will be used, along with cash on hand, to pay the cash portion of the merger consideration, and a three year, $175 million revolving credit facility. During an interim period, the revolving credit facility would have a sublimit of $31.5 million for revolving loans, with the proceeds thereof to be used only to pay the purchase price of optional puts on the Company’s 6.50% senior convertible notes due 2012. Thereafter, the revolving credit facility would have a sublimit of $150 million for revolving loans. The commitment is subject to customary conditions, including the negotiation of definitive documentation and completion of the Mergers.
Stockholder Agreement
          On March 11, 2010, in connection with the execution of the Merger Agreement, the Company entered into a Stockholder Agreement (the “Stockholder Agreement”) with InfrastruX Holdings, LLC (the “Investor”), which (i) establishes certain restrictions on transfer and resale with respect to any shares of Willbros common stock to be beneficially owned by the Investor and any affiliate transferees of the Investor (collectively, the “Investor Group”) that agree to be bound by the provisions and entitled to the rights of the Stockholder Agreement and (ii) provides for certain corporate governance and registration rights.
          Board of Directors. The Stockholder Agreement provides that, on the closing date of the Mergers (the “Closing Date”), the Company will increase the size of its Board of Directors from eight to ten members, and that the Board of Directors will appoint Alan B. Levande and Daniel E. Lonergan to fill the newly created vacancies (each, an “Investor Designee” and, together with any other directors who may be designated by the Investor, the “Investor Designees”). For a period of two years after the Closing Date, the Investor will be entitled to designate two Investor Designees as long as the Investor Group beneficially owns all of the shares of Company common stock received in connection with the Mergers (the “Initial Shares”). After two years or such earlier time when the Investor Group no longer beneficially owns all of the Initial Shares, the Investor will have the right to two Investor Designees as long as the Investor Group beneficially owns at least 15% of all shares of Company common stock then outstanding, and one Investor Designee as long as the Investor Group beneficially owns at least 10% but less than 15% of all shares of Company common stock then outstanding.
          Any Investor Designees who are designated by the Investor must qualify as independent directors under applicable New York Stock Exchange listing standards and federal securities laws and regulations, and any categorical standards for independence utilized by the Board of Directors for determining independence, and be reasonably acceptable to the Nominating/Corporate Governance Committee of the Board. For as long as the Investor is entitled to designate at least one person to the Board of Directors, the Stockholder Agreement provides that the Company will not increase or decrease the size of the Board without the approval of each of the Investor Designees.
          Voting Provisions. The Stockholder Agreement provides that, as long as the Investor Group is entitled to designate one Investor Designee, the Investor Group will vote all of its shares of Company common stock in support of the Board of Directors’ slate of directors, and be present, in person or by proxy, at all meetings of stockholders of the Company so that all of the shares beneficially owned by the Investor Group may be counted for purposes of determining the presence of a quorum. The Investor also agreed that no member of the Investor Group will grant any proxies with respect to the shares of Company common stock owned by it, other than to the Company, a designee of the Company or another member of the Investor Group, or deposit any shares of Company common stock into a voting trust or subject any of such shares to any similar arrangement, other than with respect to another member of the Investor Group.

          Standstill Provisions. Pursuant to the Stockholder Agreement, until the date that is six months after the date on which the Investor Group ceases to be the beneficial owner of 10% or more of the outstanding shares of Company common stock, the Investor has agreed that neither it nor any member of the Investor Group will directly or indirectly acquire or agree to acquire any shares of Willbros common stock that would result in an increase in the percentage interest held by the Investor Group above the percentage held by the Investor Group on the Closing Date. In addition, the Investor agreed that neither it nor any member of the Investor Group will take certain actions, including the solicitation of proxies to vote in any election contest with respect to the Company or initiate or induce any other person to initiate any stockholder proposal.
          Transfer Restrictions. Under the Stockholder Agreement, transfer restrictions apply to the Investor Group until it no longer beneficially owns 5% or more of the then-oustanding shares of Company common stock. Transfers by the Investor Group other than to affiliates who agree to be bound by the Stockholder Agreement are prohibited during the first 180 days after the Closing Date. During the period between 180 days and one year after the Closing Date, the Investor Group may sell up to $50,000,000 of Willbros common stock in the aggregate (based on the prices at which such shares are sold by the Investor Group, net of selling commissions), and may freely sell any of their shares after one year, provided that, except as otherwise provided in the Stockholder Agreement, the Investor Group may not sell, in one transaction or a series of related private transactions, more than 4.99% of the then-outstanding shares of Willbros common stock to any one person or group, or any shares to any person or group known to own 5% or more of the then-outstanding shares of Willbros common stock (except in multiple open market transactions).
          Registration Rights. The Company has agreed to file a registration statement with the SEC which will be available for the resale of all shares of common stock acquired by the Investor in the Mergers (the “Investor Shares”), and to use its best efforts to have the registration statement declared effective by the SEC within 180 days after the completion of the Mergers. The Investor Group may elect to sell shares under such registration statement in an underwritten public offering. In addition, the Stockholder Agreement provides the Investor Group with certain “piggyback” registration rights, pursuant to which the Investor Group may elect to participate in an underwritten public offering of Willbros common stock initiated by the Company or another Willbros stockholder.
          A copy of the Stockholder Agreement is attached as Exhibit 4.1 hereto and is incorporated by reference into this Item 1.01 as though fully set forth herein.
Consent Agreements
          On March 10, 2010, the Company entered into Consent Agreements (the “Consent Agreements”) with Highbridge International LLC, Whitebox Combined Partners, LP, Whitebox Convertible Arbitrage Partners, LP, IAM Mini-Fund 14 Limited, HFR Combined Master Trust and Wolverine Convertible Arbitrage Trading Limited (the “Consenting Holders”), who collectively hold a majority of the $32,050,000 in aggregate principal amount outstanding of the Company’s 6.5% Convertible Senior Notes due 2012 (the “6.5% Notes”), issued pursuant to and outstanding under an Indenture dated as of December 23, 2005 (the “Indenture”), among the Company, Willbros United States Holdings, Inc., a Delaware corporation, as guarantor, and Bank of Texas, N.A., as successor trustee (the “Trustee”). Pursuant to the Consent Agreements, the Consenting Holders have consented to modifications and amendments to the Indenture substantially in the form and substance set forth in a third supplemental indenture (the “Third Supplemental Indenture”) to the Indenture. Copies of the form of Consent Agreement and the form of Third Supplemental Indenture (Annex A to the form of Consent Agreement) are attached hereto as Exhibit 4.2 and are incorporated into this Item 1.01 as though fully set forth herein.
          The Third Supplemental Indenture provides, among other things, for an amendment to Section 6.13 of the Indenture so that certain restrictions on the Company’s ability to incur indebtedness shall not be applicable to the borrowing by the Company of an amount not to exceed $300 million under a new credit facility to be entered into in connection with the Company’s acquisition of InfrastruX. The Third Supplemental Indenture further provides that, five business days after the Closing Date, the Company will make a one-time special interest payment in an amount equal to 4% of the principal amount of the Notes outstanding to the holders of the 6.5% Notes on a special record date which is four business days after the Closing Date.
Item 2.02. Results of Operations and Financial Condition.
          On March 11, 2010, the Company issued a press release announcing fourth quarter and full year 2009 results. A copy of the press release dated March 11, 2010, is attached as Exhibit 99.1 to this Form 8-K.
          On March 11, 2010, the Company participated in a telephone conference call relating to the press release. A transcript of the conference call and a slide deck that was used in connection with the conference call are attached as Exhibits 99.2 and 99.3, respectively, to this Form 8-K.
          This information is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 7.01. Regulation FD Disclosure
          On March 11, 2010, the Company issued a press release announcing the Merger Agreement with InfrastruX. A copy of the press release dated March 11, 2010, is attached as Exhibit 99.4 to this Form 8-K.
          Beginning on March 16, 2010, the Company will be giving presentations to investors and analysts concerning the InfrastruX acquisition. A slide deck that will be presented to investors and analysts is attached as Exhibit 99.5 to this Form 8-K.
          This information is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
          The following exhibits are filed or furnished herewith.

Exhibit No.	Description

2	Agreement and Plan of Merger dated as of March 11, 2010, among Willbros, Merger Sub I, Merger Sub II and InfrastruX.

4.1	Stockholder Agreement dated as of March 11, 2010, between Willbros and InfrastruX Holdings, LLC.

4.2	Form of Consent Agreement and Third Supplemental Indenture.

99.1	Earnings Release dated March 11, 2010, issued by the Company.

99.2	Transcript of the Company’s March 11, 2010, conference call.

99.3	Slide deck for March 11, 2010, conference call.

99.4	Press Release of the Company announcing the Merger Agreement with InfrastruX.

99.5	Slide deck for investor presentations.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: March 15, 2010	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2	Agreement and Plan of Merger dated as of March 11, 2010, among Willbros, Merger Sub I, Merger Sub II and InfrastruX.

4.1	Stockholder Agreement dated as of March 11, 2010, between Willbros and InfrastruX Holdings, LLC.

4.2	Form of Consent Agreement and Third Supplemental Indenture.

99.1	Earnings Release dated March 11, 2010, issued by the Company.

99.2	Transcript of the Company’s March 11, 2010, conference call.

99.3	Slide deck for March 11, 2010, conference call.

99.4	Press Release of the Company announcing the Merger Agreement with InfrastruX.

99.5	Slide deck for investor presentations.

9